MEDIA CONTACTS:
UTILICORP UNITED                 ST. JOSEPH LIGHT & POWER COMPANY
Jerry Cosley - 816-467-3677            Jerry Musil - 816-387-6236
               (office)                              (office)
               816-467-3000                          816-262-0374
               (media relations)                     (cellular)

INVESTOR CONTACTS:
UTILICORP UNITED                 ST. JOSEPH LIGHT & POWER COMPANY
Dale Wolf - 816-467-3536               Larry Stoll - 816-387-6202
Ellen Fairchild - 816-467-3506          Gary Myers - 816-387-6205



UTILICORP UNITED AND ST. JOSEPH LIGHT & POWER IN MISSOURI MERGER
                            AGREEMENT


     Kansas City, Missouri, March 5, 1999 -- UtiliCorp United (NYSE:UCU) and St. Joseph Light & Power Company (NYSE:SAJ) today announced that the two companies have signed a definitive agreement to merge in a transaction that valued Light & Power's equity at approximately $191 million.
     Under the terms of the agreement, Light & Power shareholders will receive a fixed value of $23 per share for their Light & Power common stock that will be converted into shares of UtiliCorp common when the merger is completed. This represents a premium of about 36 percent, based on Light & Power's closing price of $16.88 on March 4.
     Based in Kansas City, Missouri, UtiliCorp United is an international energy company with customers and operations across the U.S. and overseas. St. Joseph Light & Power is an electric and gas utility headquartered in St. Joseph, Missouri, approximately 50 miles north of Kansas City.
     The agreement has been approved by the boards of directors of both companies, and is subject to approvals by Light & Power shareholders, and by state and federal regulatory agencies. UtiliCorp shareholder approval is not required.
     Officials of both companies said they expected the merger to be completed sometime in 2000, and upon closing Light & Power would continue operations as a unit of UtiliCorp.
     The agreement joins two of Missouri's most experienced utilities. St. Joseph Light & Power has been serving the energy needs of northwest Missouri since 1883, while UtiliCorp United's predecessor company, Missouri Public Service, has served west central Missouri since 1917.
     Richard C. Green Jr., UtiliCorp chairman and chief executive officer, termed the merger "a good fit."
     "This agreement brings together two companies with compatible views about the importance of customers, the value of employees and the future direction of the industry. The merger strengthens our competitive position in our home state and in the Midwest.
     "As we pursue our growth strategies, UtiliCorp seeks to achieve a balance between investments in regulated and unregulated energy activities, and between domestic and international operations. This transaction contributes to that goal and will benefit UtiliCorp's customers and shareholders," Green said.
     Terry F. Steinbecker, Light & Power president and chief executive officer said, "As deregulation of our industry continued to unfold, our management and board of directors, in conjunction with outside advisors, re-evaluated our strategies to provide shareholder value and reliable service at competitive prices to our customers. As a result, we proceeded to seek a merger with an industry leader with the financial strength, the size and the commitment to growth to better achieve those objectives.
     "Not only is UtiliCorp a neighbor, serving communities east and south of Light & Power's service area, but it is a consistent industry leader in both energy marketing and distribution as well as a strong advocate for consumer choice.
      "We see this as an excellent opportunity to enhance our shareowners' investment as well as provide a reliable energy supply for our customers in a competitive market in the future," Steinbecker said.
     Light & Power has achieved distinction as a low-cost provider of quality, reliable energy services in its 3,300-square mile service area in northwest Missouri. Its rates are among the lowest in the state.
     "Our employees will have access to career opportunities created by being a part of a larger, growing company, while community organizations also could benefit. UtiliCorp, like Light & Power, has a history of community and civic involvement. UtiliCorp has agreed to establish an advisory board of existing Light & Power directors to consult with that company on community matters," Steinbecker said.
     As of March 1, UtiliCorp had about 60.9 million shares of common stock outstanding with an indicated annual dividend of $1.80 per share. Light & Power has about 8.2 million shares of common stock outstanding. Its indicated annual dividend is $1.00 per share.
     UtiliCorp has 5,500 employees and in 1998 reported record earnings available for commons shares of $132.2 million on record sales of $12.6 billion. Light & Power has 350 employees and in 1998 posted earnings of $10.6 million on record revenues of $124.4 million.
     Light & Power serves 66,000 electric and gas customers in all or part of 10 counties in Northwest Missouri. The company maintains facilities in St. Joseph, Maryville and Mound City, Missouri.
     UtiliCorp serves more than three million customers in eight states and in Canada, Australia, New Zealand and the United Kingdom. Its Missouri Public Service unit serves nearly 250,000 electric and gas customers in western Missouri mostly east of Kansas City.
     Morgan Stanley Dean Witter acted as financial advisor to St. Joseph Light & Power Company in connection with this transaction.


###

  "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding UtiliCorp United Inc.'s and St. Joseph Power & Light Company's businesses which are not historical facts are "forward-looking statements" that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" in the Company's Annual Report or Form 10-K for the most recently ended fiscal year.